EXHIBIT 99

NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •

Cleveland, Ohio 44115 • (216) 566-2140

•	Acquisition combines the operations of Sherwin-Williams and Comex

•	Expands distribution in Mexico, the United States, Canada and other Latin American countries

•	Enhances Sherwin-Williams’ position as a supplier of premium architectural paints and related products to professional painting contractors in the Americas

CLEVELAND, OHIO – November 12, 2012 – The Sherwin-Williams Company (NYSE: SHW) announced it has signed a definitive agreement to acquire Consorcio Comex, S.A. de C.V., a leader in the paint and coatings market in Mexico with headquarters in Mexico City. Sherwin-Williams will pay approximately $2.34 billion, including assumed debt, in an all-cash transaction. Completion of the acquisition is subject to certain conditions and customary regulatory approvals.

Founded in 1952, Comex is a privately held business with operations in Latin America, the U.S. and Canada. In 2011, Comex had total annual sales of U.S.$1.4 billion. The Company manufactures and sells architectural and industrial coatings in Mexico through 3,300 points of sale operated by 750 concessionaires. In the U.S., Comex sells paint and coatings products under a variety of brand names through 240 company-operated paint stores. In Canada, the company markets multiple brands of paint and coatings through 78 company-operated paint stores and approximately 1,500 independent paint dealers.

Comex, like Sherwin-Williams, places heavy emphasis on supplying high-quality architectural paints and coatings. The company’s product assortment also includes various industrial, protective and specialty coatings. Comex operates eight manufacturing sites in Mexico, five in the U.S. and three in Canada and has more than 7,200 employees.

“Sherwin-Williams and Comex Group are an ideal fit in every respect—geographically, strategically and culturally,” said Christopher M. Connor, Chairman and CEO of Sherwin-Williams. “This transaction will significantly increase our presence in markets where our store count is low, it builds upon our strategy to grow our architectural paint business in the Americas and it brings a high-quality, dedicated team of employees to Sherwin-Williams. We are proud to welcome such a well-respected company and their employees into the Sherwin-Williams family.”

Marcos Achar Levy, CEO of Comex, commented, “We are very pleased and excited to join the Sherwin-Williams team and look forward to making a major contribution to the Company’s ongoing success across the Americas. We have respected Sherwin-Williams for years, and are delighted to now be a partner. Comex and its committed employees know Sherwin-Williams well, and I am confident that joining the Sherwin-Williams family will provide an outstanding future for our employees and customers.”

Sherwin-Williams will conduct a conference call with investors to discuss the details of the proposed acquisition at 11:00 a.m. ET on Monday, November 12, 2012. Analysts and institutional investors may participate in the Q&A session by dialing (877) 407-9205 in the U.S. and (201) 689-8054 outside the U.S. The conference call along with accompanying slide presentation will also be webcast simultaneously by Vcall. To access the webcast link go to the

Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the November 12th release. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Friday, November 16, 2012 at 5:00 p.m. ET.

The Sherwin-Williams Company

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers.

The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Ronseal™, Becker Acroma™, Sayerlack®, Euronavy®, Altax™ and many more.

With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through more than 4,000 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. For more information, visit www.sherwin.com .

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, concerning the proposed acquisition of Comex. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of Sherwin-Williams, that could cause actual results to differ materially from such statements and from Sherwin-Williams’ historical results and experience. These risks, uncertainties and other factors include legal, regulatory and other matters that may affect the timing or ability of Sherwin-Williams to complete the acquisition of Comex. Other risks, uncertainties and factors may affect the businesses of Sherwin-Williams and Comex, and include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in Sherwin-Williams’ reports filed with the SEC. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and Sherwin-Williams undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

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